Exhibit 10.1

March 10, 2011

James L. Orsini
15 Aspen Drive
Livingston, NJ  07039

Dear Mr. Orsini:

On behalf of Single Touch Systems Inc. (the “Company”), I am pleased to offer you the full time position of Chief Executive Officer of the Company.  Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.	Position.

(a)  Upon commencement of employment, you will serve as the Chief Executive Officer and (until a permanent Chief Financial Officer is selected by you and approved by the Board) Chief Financial Officer of the Company and of its subsidiary Single Touch Interactive, Inc., working out of an office of the Company to be established by you in New Jersey.  You will report directly to Anthony Macaluso.

(b)  Upon commencement of your employment, you will be nominated to serve as a director of the Company.  There shall be a Board resolution approving your hire as CEO and appointing you as a director; the Chairman agrees to vote his shares in favor of said resolution.

(c)  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, except as set forth below, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Section 1 will prevent you from accepting (i) service as a director for at least one for profit entity (so long as such entity is not competitive in any manner with the business of the Company), with such compensation as such entity deems appropriate, (ii) speaking or presentation engagements in exchange for honoraria, (iii) service on boards of charitable organizations, or (iv) ownership of no more than 1.5% of the outstanding equity securities of a corporation whose stock is listed on a national or international stock exchange.

James L. Orsini
March 10, 2011

(d)  In general, you will have the responsibilities and duties associated with and over the areas which are typically associated with the offices of chief executive officer and (until a permanent Chief Financial Officer is selected as described above) principal financial and accounting officer of a corporation, provided that the Chairman will continue to head innovation and intellectual property initiatives.  Without limitation, among your duties and responsibilities will be to select for hire senior management staff, subject to, where required by the bylaws, approval by the Board of Directors, which approval shall not unreasonably be withheld, assist in the identification and recruitment of directors such that the Company’s Board of Directors as a whole will be NASDAQ listing-standards compliant and will be in a position to constitute all NASDAQ-required committees in compliance with NASDAQ listing standards.  In this latter regard, you will be entitled to nominate independent directors, subject to Board approval, which approval shall not be unreasonably withheld.

2.             Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 16, 2011 (the “Start Date”).

The language and timing of any public announcement or disclosure of your employment hereunder shall be mutually agreed upon by the parties prior to any such public announcement or disclosure.

3.             Term of Agreement.  This Agreement shall have a term of three years from the Start Date (“the Term”), unless terminated sooner pursuant to the terms hereof.  Should the Agreement not be terminated by either party at least thirty (30) days prior to the third anniversary of the Start Date, it shall automatically renew for an additional two (2) year period, and for additional two year periods thereafter (each a “Renewal Term”) unless terminated at least thirty (30) days prior to any subsequent second anniversary date.  Upon each renewal the Company agrees to negotiate with you in good faith an increase in Base Salary, which shall not be less than ten (10%) percent per Renewal Term.

4.             Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

James L. Orsini
March 10, 2011

5.             Compensation.  You will be paid a monthly salary of $32,083, which is equivalent to $385,000 on an annualized basis (the “Base Salary”).  Your salary will be payable pursuant to the Company’s regular payroll policy.  The Base Salary will be reviewed annually as part of the Company’s normal salary review process, and the Board of Directors shall also conduct a special salary review process 18 months after the Start Date to determine whether to approve a ten (10%) percent Base Salary increase.  Your salary and any and all bonuses will be subject to standard withholding pursuant to the Company’s regular payroll policy.

You will be eligible for annual cash bonuses as may be awarded by the Board of Directors in its discretion based upon your performance and the achievement of objectives established by the Board of Directors.

Upon your completion of three months of continuous employment, the Company will pay you a lump sum payment of $25,000 in respect of car transition and registration, home technology transition, benefits differential and other such matters.

During your employment, you will establish a plan to reimburse all reasonable business expenses incurred by you in the discharge of your duties hereunder, in accordance with the policies and procedures of the Company provided to senior executives of the Company, including without limitation travel by you and use of a cellular phone and other communication device, as well as all expenses incurred in the maintenance of the New Jersey office.  In addition, the Company will reimburse you for any dues or fees you incur in connection with membership in professional associations.

6.             Stock Option Grants.  In connection with the commencement of your employment, the Company will deliver a resolution of its Board of Directors, and all other necessary documents, granting you an option to purchase 4,500,000 shares of the Company’s common stock (“Option Shares”) with the stated exercise price on the date of the grant.  One third (1.5 million) of these Option Shares with a strike price of .56 cents will vest on the first anniversary of the Start Date, a second third (1.5 million) of these Option Shares with a strike price of .90 cents will vest on the second anniversary of the Start Date, and the final third (1.5 million) of these Option Shares with a strike price of .90 cents will vest on the third anniversary of the Start Date.  In each case vesting would depend on your being employed by the Company on the vesting date, except as set forth below.  The Option Shares would be subject to the terms of the Company’s 2010 Stock Plan and the standard-form Notice of Grant/Stock Option Agreement between you and the Company.  The Chairman agrees to vote in favor of this resolution.

Should your employment be terminated by the Company without cause, due to a Disability, or you resign for Good Reason, during the Term, all the aforementioned Option Shares that have vested shall remain yours.  Should there be a change of majority control of the Company (as defined in Section 10b), during the Term, all 4.5 million of the aforementioned Option Shares shall immediately vest. Notwithstanding any terms of the Company’s 2010 Stock Plan or standard-form Notice of Grant/Stock Option Agreement to the contrary, should you be terminated by the Company without cause, or you resign for Good Reason (other than for Disability), you will have three years from the termination date to exercise the vested Option Shares.

James L. Orsini
March 10, 2011

7.	Benefits.

(a)           Insurance Benefits.  The Company anticipates you will create and maintain a standard benefit plans for senior management and employees of the Company, subject to any eligibility requirements imposed by such plans.

(b)           Vacation; Sick Leave. You will be entitled to 20 days per year of paid time off (plus Company observed holidays) according to the Company’s standard policies, subject to any and all accrual caps imposed by such policies.  Under the current policies, you can accrue no more than __days of paid time off.

8.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), before or on your Start Date.

9.             At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as may be expressly set forth in Sections 6 and 10 of this letter).

10.           Separation.  In the event of any cessation of your employment, the Company shall pay you (i) any salary earned and accrued but unpaid before termination and all accrued but unused paid time off not barred by the accrual cap, (ii) reimburse any documented business expenses incurred in accordance with the Company’s policies but not reimbursed as of the date of termination and (iii) pay one (1) year's salary paid in 12 monthly installments and provide one year of group health insurance, on the same terms as in effect at the time of termination of employment.

You shall not be entitled to any severance or separation benefits except under the following circumstances:  (a) In the event that: (i) you are terminated without Cause (as defined below), or due to a Disability (as defined below), or you resign with Good Reason (as defined below) before the end of the Term, or any Renewal Term, or (ii) this Agreement is not renewed at the election of the Company at the end of the Term or any Renewal Term, then if and only if within 30 days after such termination without Cause or resignation with Good Reason you execute and deliver a general release of all claims in favor of the Company and its related persons in the form annexed hereto as Exhibit A (and the revocation period and other conditions applicable to the validity of such release shall have expired and have been fully satisfied), you shall be entitled to receive the following severance benefits (and no other): (i) continuation of your Base Salary in effect immediately before the termination date, paid on the same basis and at the same times as previously paid, for one year from the termination date; and (ii) continuation of your medical

James L. Orsini
March 10, 2011

coverage on the same terms as in effect on the termination date for one year from the termination date, and thereafter, should you timely elect to continue coverage pursuant to COBRA, to coverage under COBRA (but subject to the Company’s right to discontinue or change any of its COBRA-eligible plans generally or to change providers, if done so for all Company employees).  With regard to the separation payment, you shall have no duty to mitigate as a condition of receipt, nor shall the separation payment be subject to set off for any other income received.

a.             As used herein, “Cause” means (i) your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other misdemeanor involving, fraud, dishonesty or willful misconduct (relating to the business of the Company); (ii) your failure and refusal to follow the lawful and proper directives of the Board of Directors, which failure and refusal is likely to have a material adverse effect on the Company; (iii) your knowing and willful breach of a material provision of this letter agreement or the Confidentiality Agreement; (iv) your engaging in actions that would be likely to materially discredit or cause substantial damage to the Company or its reputation; (v) your knowing and willful material breach of your duty of care (except in good faith) or your duties of trust or loyalty; (vi) your willful falsification of records or reports; or (vii) your chronic absence from work for reasons other than illness, provided, however, that for purposes of (ii), (iii), (iv), (v), (vi) or (vii), the Company will provide to you a written notice from the Board of Directors which describes in detail the basis for the Board of Directors’ belief that you have not substantially satisfied your obligations to the Company and a reasonable opportunity to cure any such alleged deficiencies within 30 days if such deficiency can be cured.  Further, prior to terminating your employment for Cause, the Company shall provide you with the opportunity to appear before the Board at a regular or special meeting, represented by counsel, to address the grounds upon which the termination is based.

b.             As used herein, “Good Reason” means the occurrence of any of the following circumstances, without your express consent: (i) a material reduction of your title or authority (including, but not limited to, after a transaction in which the Company is acquired, a requirement that you serve in a role other than Chief Executive Officer of the acquiring entity), or a change in your reporting relationship to Anthony Macaluso, (ii) a material reduction in your salary or benefits (other than a reduction that generally applies to the officers at your level in the Company or, as applicable, the surviving corporation at that time), (iii) a change of the principal non-temporary location in which you are required to perform your services to any location exceeding 50 miles from Livingston, New Jersey, (iv) any material breach of the Agreement by the Company which is not cured within 30 days after written notice by you; (v) a Disability as defined in subsection c below, or (vi) a change in the majority control of the Company, which shall occur when (i) any person, firm or corporation (excluding (A) the stockholders (or any of their spouses, ancestors, siblings or descendants) of the Company,  (B) a trust or similar entity benefiting any or all of the stockholders (or any of their spouses, ancestors, siblings or descendants) of the Company, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (D) a corporation owned, directly or indirectly, by the stockholders

James L. Orsini
March 10, 2011

of the Company in substantially the same proportions as their ownership of the Company (collectively, the “Excluded Entities”), is or becomes the Beneficial Owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, or (ii) there is a sale of fifty percent (50%) or more of the Company’s assets (measured by book value or income production, either of which shall constitute a “change in control”) to any person, firm or corporation other than to the Excluded Entities.

You shall provide the Company with notice in writing within 30 days of the occurrence of any of the foregoing grounds setting forth in detail those grounds upon which your notice is based.

c.             “Disability” for purposes of this section 10 shall mean your incapacity due to physical or mental illness, during which you shall have been substantially unable to perform your duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company.

d.             Section 409A of the Internal Revenue Code

(i)
General.  It is the intention of both Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If you or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on Company).

(ii)
Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(iii)
6 Month Delay for Specified Employees if the Company is a Public Company at Separation from Service.  The following shall only apply to the extent that the shares of stock of the Company (or any of its affiliates) are registered on an established securities market or otherwise at the time you incur a separation from service:

James L. Orsini
March 10, 2011

(x)
 if (and only to the extent) any amounts payable to you on account of separation from service are considered deferred compensation under Section 409A and/or not within any specified exception from Section 409A, and you are a “specified employee” at the time of separation from service, then no payment or benefit shall be made before the date that is six months after your separation from service (or death, if earlier).  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

(y)
for purposes of this provision, you shall be considered to be a “specified employee” if, at the time of your separation from service, you are a “key employee” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code).

(iv)
No Acceleration of Payments.  Neither Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount you are entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)	Taxable Reimbursements and In-Kind Benefits.

(x)
Any reimbursements by Company to you of any eligible expenses pursuant to this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made no later than the last day of your  taxable year following the year in which the expense was incurred.

(y)
The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you under the Agreement, during any taxable year of yours shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(z)	The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

James L. Orsini
March 10, 2011

11.           No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and which you have not disclosed to the Company prior to signing this Agreement, and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12.           Non-Competition.  You agree, during the term of your employment with the Company and for 24 months thereafter, not to act within the United States as an officer, director, employee, agent, member, manager, proprietor, partner, controlling stockholder, lender, consultant, advisor, affiliate, independent contractor or otherwise, of, for or to any business or enterprise which competes with or which you have knowledge intends to compete with the Company’s core product offering including but not limited to mobile advertising and messaging/notifications business.  You agree that any breach by you of the preceding sentence’s agreement would cause irreparable damage to the Company and that, in addition to all other remedies for violation thereof, the Company shall be entitled to temporary, preliminary and permanent injunctive relief and other equitable relief to remedy any breach by you of this section.  Further, you agree at a minimum to return to the Company any of the separation payment provided for in Section 10 paid during the period of violation hereof.
13.           Insurance.  The Company shall maintain, and you shall be covered by, directors’ and officers’ liability insurance, and errors and omissions, policies.

14.           Arbitration.  You and the Company agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision.  The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards.  The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.  The arbitration will be conducted in accordance with the

James L. Orsini
March 10, 2011

National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or its equivalent under the state law of the state in which the arbitration is conducted.  The arbitration will take place in California and be governed by California law.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the any administrative fee of the tribunal, the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.  Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims, (b) stock appraisal rights or claims arising from the exercise of the Option Shares or the Stock Option Agreement, (c) any other claims that an employer cannot, in accordance with applicable state law, require (either pursuant to an arbitration agreement or otherwise) an employee to arbitrate, (d) claims seeking equitable relief for violation of Section 12 of this letter agreement, or (e) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Confidentiality Agreement).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

15.           Entire Agreement.  This letter, together with the Confidentiality Agreement and the related Consulting Agreement signed in conjunction herewith, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior and contemporaneous agreements and discussions between us.  This letter may not be modified or amended or waived except by a written agreement, signed by an officer of the Company.  This letter will be governed by the laws of the State of California without regard to its conflict of laws provisions.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.  This offer will terminate if not accepted by you in writing on or before March __, 2011.

James L. Orsini
March 10, 2011

Very truly yours,		ACCEPTED AND AGREED:

SINGLE TOUCH SYSTEMS INC.		JAMES L. ORSINI

By:	/s/ Anthony Macaluso	/s/ James L. Orsini
Signature

Title:	Chairman	03/14/11
Date

ANTHONY MACALUSO, in his individual capacity

/s/ Anthony Macaluso		March 10, 2011
Signature		Date

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

[This form is designed to be used by an individual hired as an employee of Single Touch Systems Inc.  If an individual is hired as a consultant, or becomes a consultant after having been an employee,  use the Consultant form of Confidential Information And Invention Assignment Agreement.]

SINGLE TOUCH SYSTEMS INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Single Touch Systems Inc. (including any of its subsidiaries) (together, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.             Confidential Information.

(a)           Company Information.  I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, and customer information (including, but not limited to, any information about customers of the Company on whom I called or with whom I became acquainted during the Relationship that would not otherwise be publicly available), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items (i) of which I had knowledge prior to my employment with the Company, or (ii) which has become publicly and widely known and made generally available through no wrongful act of mine.

(b)           Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or after the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.  I acknowledge and agree that I have listed on Exhibit A hereto all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.             Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, in Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship, which relate to the messaging/notification business (collectively referred to as “Inventions”), except as provided in Section 2(e) below.  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California.

(c)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 3.

(d)           Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e)           Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any concepts or ideas developed prior to my employment by the Company, or to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

3.             Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

4.             Notification to Other Parties.

(a)           Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)           Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

5.             Solicitation of Employees, Consultants and Other Parties.  I agree that during the Relationship and for a period of 12 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication or to make any other non-individually targeted solicitations.  Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any

Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

6.             Representations and Covenants.

(a)           Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)           Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)           Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

7.             General Provisions.

(a)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.  The parties agree and acknowledge that the “California” aspects of this Agreement are based in part on the Company’s interest in uniformity of such standard documentation for employees, and that such aspects shall be no basis for challenging any non-California choice of law or forum in any other agreement between the parties.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)           Survival.  The provisions of this Agreement shall survive the termination of the Relationship.

(f)           Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)           ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

SINGLE TOUCH SYSTEMS INC.		James Orsini	, an Individual:

By:	/s/ Anthony Macaluso

Name:	Anthony Macaluso	/s/ James Orsini
Signature
Title:	Chairman

Date:	March 10, 2011	Date:	03/14/11

Address:		Address:

EXHIBIT A

LIST OF RESTRICTIVE AGREEMENTS UNDER SECTION 4(b); LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title of Agreement	Date	Nature of Restriction

As of the signing of this Agreement there has been no intellectual property introduced by James Orsini or contemplated by James Orsini.             /s/ James Orsini

Title of Invention, etc.	Date	Identifying Number or Brief Description

___ No restrictive agreements, and no inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant: ____________________

Print Name of Employee/Consultant: ___________________

Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Single Touch Systems Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for 12 months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication or to make any other non-individually targeted solicitations.  Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)